Exhibit 99.1

AXSYS TECHNOLOGIES ANNOUNCES 18% GROWTH IN SALES AND 37%
GROWTH IN NET INCOME IN THE FIRST QUARTER

ROCKY HILL, CT — April 22, 2009— Axsys Technologies, Inc. (NASDAQ:AXYS), a global leader in the design and development of high-performance surveillance cameras, imaging systems and related motion control technologies, today announced financial results for the first quarter ended March 28, 2009.

During the first quarter of 2009, Axsys generated sales of $66.6 million, compared to $56.4 million in the first quarter of 2008.  Net income was $7.0 million or $0.61 per diluted share, up from $5.1 million or $0.45 per diluted share in the first quarter of 2008.

First Quarter Financial Highlights

Period comparisons vs. the first quarter of 2008.

•                  Sales increased 18% to $66.6 million;

•                  Gross margin was 33.1% compared to 34.0%;

•                  Operating margin improved to 16.4% from 14.2%;

•                  Net income increased 37% to $7.0 million;

•                  Backlog increased 3% year over year to $162.1 million.

Broad-based demand within both business segments drove sales growth in the first quarter of 2009.  Gross margin was impacted by the increased overhead associated with the new Nashua facility and start up costs associated with a large infrared lens order.  Improved leverage on the company’s operating expenses resulted in higher operating margins in both business segments.

Segment Sales

	Three Months Ended:
(Millions)	Mar 28, 2009	Mar 29, 2008
Surveillance Systems Group	$20.9	$17.9
Imaging Systems Group	45.7	38.5

The Surveillance Systems Group’s sales increased by 17% compared to the same period of the prior year due to continued demand for a variety of camera systems, with the strongest demand in the areas of land-based perimeter security and airborne surveillance. The Imaging Systems Group’s sales grew 19% year over year driven mainly by an increasing demand for infrared lenses and military-grade motion control products.

“Our quarterly financial results continue to demonstrate the strength of our business and the growing demand for leading-edge intelligence, surveillance, reconnaissance and targeting (ISRT) technologies,” said Stephen W. Bershad, Chairman and CEO of Axsys Technologies.  “The recently proposed defense budget, as outlined by Secretary of Defense Robert Gates, confirms our view that these technologies will play an increasingly prominent role in the years to come. The company’s strong market position, backlog and first quarter performance give us confidence that we will achieve our financial projections for 2009.”

Conference Call

Management will conduct a conference call to review the Company’s financial results on Thursday, April 23, 2009 at 10:00 a.m. Eastern Time.  Shareholders, institutional investors and equity research analysts are invited to participate in the call by dialing 1-866-770-7125 and providing the operator with the conference ID# 10969089 to enter the call. Callers are advised to dial into the call at least ten minutes prior to the call to register.

The conference call will be webcast live via the Investors section of the Company’s web site at www.axsys.com.  A replay of the webcast will be available shortly after the conclusion of the call for a period of approximately 90 days.

About Axsys

Axsys Technologies, Inc. is a global leader in the design and development of high-performance surveillance cameras, imaging systems and related motion control technologies, serving the aerospace, defense, and high-performance commercial markets.  For more information, visit www.axsys.com.

Contacts

David A. Almeida	Julie L. Oakes
Chief Financial Officer	Director of Investor Relations
(860) 257-0200	(860) 594-5751
Invest@axsys.com

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. One can identify these forward-looking statements by the use of the words such as “expect,” “anticipate,” “plan,” “may,”  “will,” “estimate” or other similar expressions.  Because such statements apply to future events, they are subject to risks and uncertainties that could cause the actual results to differ materially.  Important factors, which could cause actual results to differ materially, are described in Axsys’ reports on Form 10-K and Form 10-Q filed with the Securities and Exchange Commission, including without limitation: changes in the U.S. federal government spending priorities including, without limitation, as a result of the current economic downturn; the Company’s ability to compete in the industries in which it operates, including the introduction of competing products or technologies by other companies and/or pricing pressures from competitors and/or customers; the potential for the Company’s backlog to be reduced or cancelled; the Company’s ability to implement its acquisition strategy and integrate its acquired companies successfully; the Company’s ability to manage costs under the Company’s fixed-price contracts effectively; and changes in general economic and business conditions.  These statements reflect the Company’s current beliefs and are based upon information currently available to the Company.  Be advised that developments subsequent to this release are likely to cause these statements to become outdated with the passage of time, and we specifically disclaim any obligation to update these statements.

AXSYS TECHNOLOGIES, INC.

Consolidated Statements of Operations

(Dollars in thousands, except share and per share data - Unaudited)

	For the Three Months Ended
	March 28, 2009	March 29, 2008

Sales	$66,585	$56,430
Cost of sales	44,557	37,223
Gross profit	22,028	19,207

Selling, general and administrative expenses	8,406	9,257
Research, development and engineering expenses	2,721	1,957
Operating income	10,901	7,993
Interest expense	(14)	(13)
Interest income	52	120
Other (expense) income, net	(16)	36

Income before income taxes	10,923	8,136
Provision for income taxes	3,925	3,028
Net income	$6,998	$5,108

BASIC EARNINGS PER SHARE:
Total	$0.62	$0.47

Weighted average basic common shares outstanding	11,308,619	10,896,424

DILUTED EARNINGS PER SHARE:
Total	$0.61	$0.45

Weighted average diluted common shares outstanding	11,511,779	11,451,052

AXSYS TECHNOLOGIES, INC.

Consolidated Balance Sheets

(Dollars in thousands)

	March 28, 2009 (Unaudited)	December 31, 2008

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$26,119	$24,693
Accounts receivable, net	34,361	27,131
Inventories, net	63,321	63,432
Income taxes — deferred	4,622	5,172
Prepaid expenses and other current assets	2,500	1,945
TOTAL CURRENT ASSETS	130,923	122,373

PROPERTY AND EQUIPMENT, net	25,596	25,507

INTANGIBLE ASSETS, net	10,908	11,188

GOODWILL	86,422	86,422

OTHER ASSETS	1,509	1,544
TOTAL ASSETS	$255,358	$247,034

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$17,116	$17,718
Accrued expenses and other current liabilities	17,938	16,806
Deferred income	9,333	10,045
TOTAL CURRENT LIABILITIES	44,387	44,569

OTHER LONG-TERM LIABILITIES	11,517	11,134

STOCKHOLDERS’ EQUITY:	199,454	191,331
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$255,358	$247,034